                                                                       EXHIBIT 9

                             EMPLOYMENT AGREEMENT


          This Employment Agreement ("Agreement") made and entered into as of the 13th day of February, 1995, by and between UNITED STATIONERS INC., a Delaware corporation ("USI"), UNITED STATIONERS SUPPLY CO., an Illinois corporation ("Supply Co.") (USI and Supply Co. are collectively referred to herein as the "Company"), and ERGIN USKUP ("Employee") shall be effective upon the occurrence of a Change in Control (as defined herein).

                                  WITNESSETH:
                                  ----------

          WHEREAS, the Employee is currently employed with the Company pursuant to such terms and conditions as described in letters dated January 7, 1994 and February 10, 1994 and an interoffice correspondence dated October 19, 1994 all from Robert H. Cornell, Vice President-Human Resources, to the Employee (collectively referred to as the "Letter Agreement"); and

          WHEREAS, USI is contemplating entering into a transaction which would result in a Change in Control; and

          WHEREAS, it is in the best interests of the Company and the shareholders of USI that the Employee continue to concentrate on the conduct of the business of the Company, perform all duties in the best interests of the shareholders of USI and be encouraged to maintain the employment relationship with the Company after the Change in Control; and

          WHEREAS, USI and the Employee desire to amend the Letter Agreement to provide appropriate incentives for the Employee to continue to perform the Employee's duties and responsibilities with respect to the Company, thereby promoting the stability of the business of the Company both before and after the occurrence of a Change in Control.

          NOW THEREFORE, for valuable consideration which the parties acknowledge, the Employee and the Company agree that in the event of the occurrence of a Change in Control on or before December 31, 1995, as defined in this Agreement, the Letter Agreement shall cease to have further effect, and this Agreement shall become effective as of the date on which the Change in Control occurs, as follows:

          1. Duties and Extent of Services. The Employee is hereby employed by the Company to perform the duties of Vice President, MIS-Chief Information Officer in the Chicago metropolitan area. Subject to the authority of the Board of Directors of the Company during the term of employment ("Term of Employment") (as defined in Section 2), the Employee shall have the title, status and duties of Vice President, MIS-Chief Information Officer. However, the Employee's title and/or duties, and/or the officer to whom the Employee reports may be changed so long as after such change the Employee will continue to have a status comparable to that which he enjoyed prior to such change. The Employee shall devote all of his normal business time, skill and attention to the affairs and activities of the Company and shall have no other employment. Within 30 days after a date on which the Change in Control occurs, the Company shall notify the Employee whether the Company will negotiate to continue the Employee's relationship with the Company following the expiration of the Term of Employment. Furthermore, if the Employee does not enter into a new employment or consulting agreement with the Company pursuant to such terms as the Employee and the Company may mutually agree prior to the last 90 days of the Term of Employment, then the Employee's duties during such 90 day period shall be limited to that of an executive in a transition status with reasonable personal time off to conduct a job search, interview with potential employers and organize personal affairs.

          2. One Year Term or Severance on Change in Control. Term. Unless the Company notifies the Employee in writing within the first 30 days of the Change in Control that the Employee's employment with the Company is terminated, the Employee shall have a Term of Employment which shall continue from and after the date on which the Change in Control occurred until the first anniversary of the date on which the Change in Control occurred, unless sooner terminated by either party in accordance with the provisions of this Agreement. If the Employee's employment with the Company is terminated pursuant to the preceding sentence, the Employee shall be entitled to receive and the Company shall pay to the Employee the Severance Payment as provided in Section 3(f).

          3.  Compensation.
              ------------

          (a) Salary. During the Term of Employment, the Company shall pay to the Employee, as compensation for all services rendered by the Employee under this Agreement, a base salary ("Salary") at an annual gross rate of not less than $175,000 per annum subject to review from time to time in the discretion of the Board of Directors.

          (b) Additional Compensation. During the Term of Employment, the Employee shall be entitled to participate in pension plans, tax-qualified profit sharing plans and deferred compensation plans not less favorable (in terms of dollar value benefit to the Employee) than such plans to which the Employee was entitled immediately preceding the date on which the Change in Control occurred and shall be provided a similar bonus opportunity as provided the Employee in the aggregate under the management incentive, executive bonus, stock option and other similar incentive compensation plans of the Company immediately preceding the date on which the Change in Control occurred. Exhibit A sets forth a list of all such plans in which the

                                       2
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Employee is a participant.  The compensation received by the Employee for any fiscal year, pursuant to such plans and reportable by the Employee as income during such fiscal year under the Internal Revenue Code of 1986, as amended, decreased by any moving expense reimbursements, vacation pay or similar extraordinary item and increased by the amount of any contribution to the Company's 401(k) plan made by the Employee shall be known as "Additional Compensation".

          (c) Fringe Benefits. During the Term of Employment, the Employee shall also be entitled, at the Company's expense, to additional or fringe benefits, such as paid vacations, use of a Company car, medical and dental benefits, life insurance, and other emoluments and benefits available to officers or senior executives of the Company not less favorable (in terms of dollar value benefit to the Employee) than those to which the Employee was entitled immediately prior to the date on which the Change in Control occurred. Exhibit B sets forth a list of fringe benefits to which the Employee was entitled immediately prior to the date on which the Change in Control occurred.

          (d) Benefits Trust. To secure the payment to the Employee of the "Stay Bonus", as defined below in Sections 3(e), the Company will establish a trust to be known as the USI the Employee Benefits Trust (the "Trust") and provide for the Employee to be a beneficiary thereof. The Company will cause to be furnished to the trustee thereunder (the "Trustee") an irrevocable letter of credit, and the trust agreement establishing the Trust will require the Trustee to draw on such letter of credit to pay the Stay Bonus or the Severance to the Employee at such time as the Employee becomes entitled to such amounts pursuant to Sections 3(e) or (f) or pursuant to Section 10(b)(iii). To receive distributions from the Trust, the Employee shall furnish the Trustee with any notices described in the Trust Agreement.

          (e) Stay Bonus. During the first 120 days of the Term of Employment, the Company and the Employee shall in good faith attempt to negotiate a mutually satisfactory incentive compensation opportunity commensurate with the Employee's responsibilities and position. If:

          (i) the Term of Employment has expired and the Company and the Employee have not agreed, for any reason, upon a mutually satisfactory written incentive compensation opportunity ("Incentive Opportunity") for the Employee, which Incentive Opportunity is signed by the Employee and contains an acknowledgement by the Employee that the signed Incentive Opportunity is an Incentive Opportunity within the meaning of this Section 3(e)(i) of this Agreement;

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          (ii) the Employee is terminated by the Company other than for cause pursuant to Section 10(c); or

          (iii) the Employee terminates voluntarily with good reason pursuant to
     Section 10(a);

then, upon the execution and delivery of the Release and Agreement to the Trustee attached hereto as Exhibit C, the Employee shall be entitled to receive a distribution from the Trust, in an aggregate amount equal to ONE HUNDRED SEVENTY-FIVE THOUSAND DOLLARS ($175,000) payable in an initial installment of EIGHTY THOUSAND TWO HUNDRED EIGHTEEN DOLLARS AND SIXTY-FOUR CENTS ($80,218.64) and 11 equal monthly installments each in an amount equal to EIGHT THOUSAND SIX HUNDRED SIXTEEN DOLLARS AND FORTY-NINE CENTS ($8,616.49), with the first installment commencing within one month after the date on which the Employee becomes entitled thereto.

     (f) Severance Payment. If the Employee's employment with the Company is terminated pursuant to Section 2(a), then, upon the execution and delivery of the Release and Agreement to the Trustee attached hereto as Exhibit C, the Employee shall be entitled to receive a distribution from the Trust, in an aggregate amount equal to THREE HUNDRED FIFTY THOUSAND DOLLARS ($350,000) ("Severance Payment") payable in an initial installment of ONE HUNDRED FIFTY-ONE THOUSAND EIGHT HUNDRED TWENTY AND SEVENTY-SEVEN CENTS ($151,820.77) and 23 equal monthly installments each in an amount equal to EIGHT THOUSAND SIX HUNDRED SIXTEEN AND FORTY-NINE CENTS ($8,616.49), with the first installment commencing within one month after the date on which the Employee becomes entitled thereto.

     4. Reimbursement of Expenses. In addition to compensation, the Employee shall be entitled to reimbursement for ordinary and necessary out-of-pocket business expenses which are incurred and paid by him on behalf of the Company, including, without limitation, that portion of country club and social club fees, dues and expenses incurred by the Employee for business purposes. Reimbursement shall be made following submission by the Employee to the Company of such vouchers as may be satisfactory to the Company.

     5. Vacation. During the Term of Employment, the Employee shall be entitled to paid vacation pursuant to the following schedule:

     (a) Two weeks of paid vacation per year during the Employee's 2nd through 5th years of employment; and

     (b) Three weeks of paid vacation per year during the Employee's 6th through 11th years of employment; and

     (c) Four weeks of paid vacation per year after the Employee's 11th year of employment.

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In addition, the Employee shall be entitled to two personal holidays in each calendar year during the Term of Employment.

     6.   Proprietary Rights.
          ------------------

     (a) the Employee acknowledges the Company's exclusive ownership of all information useful in the Company's business (including its dealings with suppliers, customers and other third parties, whether or not a true "trade secret), which at the time or times concerned is not generally known to persons engaged in businesses similar to those conducted by the Company, and which has been or is from time to time disclosed to, discovered by, or otherwise known by the Employee as a consequence of his employment by the Company (including information conceived, discovered or developed by the Employee during his employment with the Company) ("Confidential Information"). Confidential Information includes, but is not limited to the following especially sensitive types of information:

          (i) The identity, purchase and payment patterns of, and special relations with, the Company's customers;

         (ii) The identity, net prices and credit terms of, and special relations with, the Company's suppliers;

        (iii) The Company's inventory selection and management techniques;

         (iv) The Company's product development and marketing plans; and

          (v) The Company's finances, except to the extent publicly disclosed.

     (b) The term "Proprietary Materials" shall mean all business records, documents, drawings, writings, software, programs and other tangible things which were or are created or received by or for the Company in furtherance of its business, including, by or but not limited to, those which contain Confidential Information. For example, Proprietary Materials include, but are not limited to, the following especially sensitive types of materials: applications software, the data bases of Confidential Information maintained in connection with such software, and printouts generated from such data bases; market studies and strategic plans; customer, supplier and employee lists; contracts and correspondence with customers and suppliers; documents evidencing transactions with customers and suppliers; sales calls reports, appointment books, calendars, expense statements and the like, reflecting conversations with any company, customer or supplier; architectural plans; and purchasing, sales and policy manuals. Proprietary Materials also include, but are not limited to, any such things which are created by the Employee or with the Employee's assistance and all notes, memoranda and the like prepared using the Proprietary Materials and/or Confidential Information.

     (c) While some of the information contained in Proprietary Materials may have been known to the Employee prior to employment with the Company, or may now or in the future be in the public domain, the Employee acknowledges that the compilation of that information contained in the Proprietary Materials has or will cost the Company a great effort and expense, and affords persons to whom Proprietary Materials are disclosed, including the Employee, a competitive advantage over persons who do not know the information or have the compilation of the Proprietary Materials. The Employee further acknowledges that Confidential Information and Proprietary Materials include commercially valuable trade secrets and automatically become the Company's exclusive property when they are conceived, created or received. The Employee shall report to the Company fully and promptly, orally (or, at the Company's request, in writing) all discoveries, inventions and improvements, whether or not patentable, and all other ideas, developments, processes, techniques, designs and other information which may be of benefit to the Company, which the Employee conceives, makes or develops during the Term of Employment (whether or not during working hours or with use or assistance of Company facilities, materials or personnel, and which either (i) relate to or arise out of any part of the Company's business in which the Employee participates, or (ii) incorporate or make use of Confidential Information or Proprietary Materials) (all items referred to in this Section 6(c) being sometimes collectively referred to herein as the "Intellectual Property"). All Intellectual Property shall be deemed Confidential Information of the Company, and any writing or other tangible things describing, referring to, or containing Intellectual Property shall be deemed the Company's Proprietary Materials. At the request of the Company, during or after the Term of Employment, the Employee (or after the Employee's death, the Employee's personal representative) shall, at the expense of the Company, make, execute and deliver all papers, assignments, conveyances, installments or other documents, and perform or cause to be performed such other lawful acts, and give such testimony, as the Company deems necessary or desirable to protect the Company's ownership rights and Intellectual Property.

     7. Confidentiality Duties. The Employee shall, except as may be required by law, during the Term of Employment and thereafter for the longest time permitted by applicable law:

     (a) Comply with all of the Company's instructions (whether oral or written) for preserving the confidentiality of Confidential Information and Proprietary Materials.

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     (b) Use Confidential Information and Proprietary Materials only at places designated by the Company, in furtherance of the Company's business, and pursuant to the Company's directions.

     (c) Exercise appropriate care to advise other employees of the Company (and, as appropriate, subcontractors) of the sensitive nature of Confidential Information and Proprietary Materials prior to their disclosure, and to disclose the same only on a need-to-know basis.

     (d) Not copy all or any part of Proprietary Materials, except as the Company directs.

     (e) Not sell, give, loan or otherwise transfer any copy of all or any part of Proprietary Materials to any person who is not an employee of the Company, except as the Company directs.

     (f) Not publish, lecture on or otherwise disclose to any person who is not an employee of the Company, except as the Company directs, all or any part of Confidential Information or Proprietary Materials.

     (g) Not use all or any part of any Confidential Information or Proprietary Materials for the benefit of any third party without the Company's written consent.

Upon the termination of the Term of Employment for whatever reason, the Employee (or in the event of death, the Employee's personal representative) shall promptly surrender to the Company the original and all copies of Proprietary Materials (including all notes, memoranda and the like concerning or derived therefrom), whether prepared by the Employee or others, which are then in the Employee's possession or control. Records of payments made by the Company to or for the benefit of the Employee, the Employee's copy of this Agreement and other such things, lawfully possessed by the Employee which relate solely to taxes payable by the Employee, employee benefits due to the Employee or the terms of the Employee's employment with the Company, shall not be deemed Proprietary Materials for purposes of this Section 7.

     8.   Non-Competition
          ---------------

     (a) During the two year period following the Term of Employment, the Employee shall not, in any way, directly or indirectly, manage, operate, control (or participate in any of the foregoing), accept employment or a consulting position with or otherwise advise or assist or be connected with or directly or indirectly own or have any other interest in or right with respect to (other than through ownership of not more than 1% of the outstanding shares of a corporation's stock which is listed on a national securities exchange) any enterprise (other than for the Company or for the benefit of the Company) which is a wholesaler of office products having annual sales in excess of $1,000,000.

     (b) Notwithstanding Section 8(a), following the Term of Employment, the Employee may be engaged in the business of selling office products at retail and the Employee may be engaged by any company whose principal business is the manufacture of office products.

     (c) the Employee recognizes that the foregoing limitations are reasonable and properly required for the adequate protection of the business of the Company. If any such limitations are deemed to be unreasonable by a court having jurisdiction of the matter and parties, the Employee hereby agrees and submits to the reduction of any such limitations to such territory or time as to such court shall appear reasonable.

     (d) If the Employee shall be in violation of any of the foregoing restrictive covenants and if the Company seeks relief from such breach in any court or other tribunal, such covenants shall be extended for a period of time equal to the pendency of such proceedings, including all appeals.

     (e) the Employee agrees that the remedy at law for any breach of the provisions of Sections 6 or 7 or this Section 8 shall be inadequate and that the Company shall be entitled to injunctive relief in addition to any other remedies it may have.

     9.   Disability.
          ----------

     (a) If the Employee becomes disabled (determined in accordance with Section 9(c) during the Term of Employment by reason of illness, accident or any other cause, the Company shall have the right to appoint a physician or physicians to
(i) examine the Employee at reasonable intervals from time to time in connection with such disability and (ii) deliver to the Company: (A) a certificate ("Initial Certificate") certifying whether or not such disability occurred and, if so, the date on which it commenced ("Onset Date"); and (B) if the condition of disability continues uninterrupted for the one hundred eighty day period beginning on the Onset Date and ending on the one hundred eighty first day thereafter, a certificate ("Final Certificate") certifying that fact. The Employee shall cooperate fully with such physician(s). If the Employee disputes the determination of such physician(s) as set forth in either the Initial Certificate or the Final Certificate or both, the Employee shall have the right to appoint another physician to examine him and determine the same matters. If the physicians appointed by the Company and by the Employee do not agree, such physicians shall jointly appoint a third-party physician to examine the Employee and determine the same matters. The determination of the third-party physician shall be binding on the Company and the Employee.

     (b) If the Company receives an Initial Certificate and a Final Certificate with respect to the Employee complying with the provisions of Section 9(a), the Company may terminate the Term of Employment effective upon written notice to the Employee of such termination. The Employee shall be promptly provided with a copy of all communications, including, without limitation, all certificates, between the Company and any physicians(s) appointed by the Company pursuant to this Section 9.

     (c) The standard to be applied by any physician appointed in accordance with this Section 9 shall be as follows: the Employee will be deemed disabled if on the applicable Onset Date the Employee is unable to render for the Company services of substantially the kind and nature, and to substantially the extent, being rendered by him pursuant to this Agreement during the fiscal quarter next preceding the Onset Date.

     (d) During the period between the delivery of the Initial Certificate and the Final Certificate, the Term of Employment shall continue and the Employee shall continue to receive the same benefits he would have been entitled to receive had there been no Initial Certificate.

     10.  Termination and Benefits.  The Term of Employment is subject to
          ------------------------
termination as follows:

     (a) The Term of Employment may be terminated by the Employee for good reason immediately upon written notice to the Company. The term "good reason" in this Section 10(a) shall mean:

          (i) the reduction of the Employee's Salary;

         (ii) the exclusion of the Employee from, or the diminution in the Employee's participation in, any profit sharing, pension, supplemental benefit or other deferred compensation plans, to which the Employee was entitled to immediately preceding the date on which the Change in Control occurred, or any diminution in the aggregate bonus opportunity as provided the Employee under the management incentive, executive bonus, stock option and similar incentive compensation plans of the Company immediately preceding the date on which the Change in Control occurred; or

        (iii) any diminution in the fringe benefits listed in Exhibit B as enjoyed by the Employee immediately prior to the date on which the Change in Control occurred; or

         (iv) any material diminution in expense reimbursement benefits enjoyed by the Employee, as enjoyed by the Employee immediately prior to the date on which the Change in Control occurred; or

          (v) any material change in the Employee's duties or title which has the effect of materially reducing the Employee's status within the Company; provided, however, that any change in the office or officer to whom the Employee reports, or in the Employee's duties or title which does not diminish the Employee's status within the Company, shall not be deemed "good reason" for the Employee's termination; or

         (vi) any relocation of the Company's headquarters outside of the Chicago metropolitan area; or

        (vii) the breach by the Company of any of its covenants or obligations under this Agreement.

     (b) If the Term of Employment is terminated by the Employee for good reason pursuant to Section 10(a) or by the Company other than for cause, the Employee shall be entitled to and the Company shall pay to him, (i) the unpaid portions of Salary, Additional Compensation, and accrued vacation attributable to all periods prior to and including the date of termination; and (ii) reimbursements owing in respect or reimbursable expenses incurred by the Employee prior to the date of termination; and (iii) the unpaid portion of Salary for the unexpired portion of the Term of Employment and (iv) the Stay Bonus pursuant to Section 3(e).

     (c) The Term of Employment may be terminated by the Company for cause immediately upon written notice from the Company of any breach of fiduciary duty owed by the Employee to the Company, including, without limitation, engaging in directly competitive acts while employed by the Company.

     (d) If the Term of Employment is terminated by the Company for cause pursuant to Section 10(c) or by the Employee without good reason and not pursuant to a Notice of Termination, the Employee shall be entitled to and the Company shall pay to him, only (i) the unpaid portions of Salary, Additional Compensation, and accrued vacation attributable to all periods prior to and including the date of termination; and (ii) reimbursements owing in respect of reimbursable expenses incurred by the Employee prior to the date of termination.

     (e) The Term of Employment may be terminated by the Company for cause by delivery to the Employee of a "Notice of Termination for Cause". A Notice of Termination for Cause shall be a written notice from the Board of Directors of the Company or the executive or compensation committee of the Board of Directors of the Company ("Board") to the Employee, after reasonable notice (not less than 10 days) to the Employee and an opportunity for the Employee, together with the Employee's counsel, to be heard before the Board, (i) finding that in the good faith opinion of the Board the Employee was guilty of a breach of a fiduciary duty owed by the Employee to the Company, including, without limitation, engaging in directly competitive acts while employed by the Company, and (ii) specifying the particulars thereof in detail. If within 30 days after the giving of the Notice of Termination for Cause by the Company, the Employee delivers to the Company a written "Notice Denying Cause" stating that a dispute exists concerning the termination for cause, then the matter shall be submitted to arbitration and a Final Determination shall be considered to be made on the date of the earliest to occur of a mutual written agreement of the Employee and the Company settling the dispute, a binding and final arbitration award or by a final judgment, order or decree of a court of competent jurisdiction entered upon such arbitration award (the time for appeal therefrom having expired and no appeal having been perfected).

     (f) If the Employee believes good reason exists for the termination of the Term of Employment, the Employee may deliver to the Company a written "Notice of Good Reason" stating specifically the particulars establishing good reason. The Employee shall be conclusively deemed to have a good reason to terminate the Term of Employment unless the Company shall deliver to the Employee a written "Notice Denying Good Reason" (within 30 days after the Employee delivered the Notice of Good Reason). A Notice Denying Good Reason shall be a written notice from the Board after reasonable notice (not less than 10 days) to the Employee and an opportunity for the Employee, together with the Employee's counsel, to be heard before the Board, (i) finding that in the good faith opinion of the Board, good reason for the termination of the Employee's Term of Employment does not exist, and (ii) addressing the particulars on which the Employee relied to establish good reason in detail. If the Company does not deliver a "Notice Denying Good Reason" within 30 days after the Employee delivered the Notice of Good Reason, the Term of Employment shall be deemed to terminate for good reason on the earlier of (i) such 30th day or (ii) the date on which the Employee voluntarily terminates the Term of Employment. If the Employee notifies the Company in writing that the Employee disputes the Company's Notice Denying Good Reason, then the matter shall be submitted to arbitration. In the event the matter is submitted to arbitration, then a Final Determination shall be considered to be made on the date of the earliest of a mutual written agreement of the Employee and the Company settling the dispute, a binding and final arbitration award or a final judgment, order or decree of a court of competent jurisdiction entered upon such arbitration award (the time for appeal therefrom having expired and no appeal having been perfected).

After delivery of a Notice of Good Reason, the Employee may continue employment until the earlier to occur of (i) the 30th day following delivery of such notice without delivery of a Notice Denying Good Reason, (ii) a Final Determination that the Employee has good reason to terminate the Term of Employment, or (iii) the expiration of the Term of Employment. If the Employee terminates the Term of Employment before such time, the Term of Employment shall be considered terminated without good reason if a Final Determination so provides.

     (g) If the Term of Employment is terminated for cause pursuant to Section 10(e) and the Employee delivers its Notice Denying Cause, or, if the Employee, after having delivered a Notice of Good Reason pursuant to Section 10(f) to the Company, voluntarily terminates the Term of Employment either (i) before 30 days have elapsed following his delivery of such notice and the Company does not acknowledge in writing that the Employee has terminated for good reason or (ii) after a Notice Denying Good Reason has been delivered to the Employee, then the Employee shall be entitled to receive a distribution from the Trust in an amount equal to 3 months Salary upon meeting the requirements of the last sentence of this Section 10(g). If a Final Determination is not made within 90 days after such termination of the Term of Employment, then, on such 90th day, the Employee, upon compliance with the conditions set forth below, shall be entitled to receive a distribution from the Trust in an amount equal to (i) the portion of the Stay Bonus which would have been paid from the termination of the Term of Employment through such 90th day as if the provisions of Section 3(e) were in effect, reduced by the amount, if any, by which 3 months Salary exceeds the amount of Salary the Employee would have received after the date of the termination of the Term of Employment, if the Term of Employment has not been terminated prior to its expiration. In addition to receiving a distribution for a portion of the Stay Bonus on such 90th day, the Employee shall also receive periodic distributions for all remaining installments of the Stay Bonus when due (as if the provisions of Section 3(e) were in effect), unless and until a Final Determination has been made that the termination of the Term of Employment was without good reason or for cause, as the case may be applicable, in which event, the Company shall be entitled to recover from the Employee all or any portion of payments to the Employee pursuant to this Section 10(g) without interest. To qualify for the distributions described in the Section 10(g) from the Trust, the Employee agrees to submit to the Trustee, on or before 90 days after such termination of the Term of Employment, copies of the following, as applicable: the Notice Denying Cause; the Notice of Good Reason and an affidavit that such Employee voluntarily terminated the Term of Employment before the 30th day after the giving of such Notice of Good Reason; or the Notice Denying Good Reason."

     (h) The Term of Employment may be terminated by the Company immediately upon written notice from the Company following the Company's receipt of a Final Certificate pursuant to Section 9.

     (i) If the Term of Employment is terminated pursuant to Section 10(h), the Employee shall be entitled to and the Company shall pay to him, (i) the unpaid portions of Salary, Additional Compensation, and accrued vacation attributable to all periods prior to and including the date of termination; (ii) reimbursements owing in respect of reimbursable expenses incurred by the Employee prior to the date of termination; and (iii) the Stay Bonus pursuant to
Section 3(e). Nothing in this Agreement shall effect the Employee's right to receive death benefit payments under any policy of insurance carried by the Company and payable to the Employee or his designated beneficiary.

     (j) If the Employee dies during the Term of Employment, the Term of Employment shall immediately, without notice, terminate and the Employee shall be entitled to and the Company shall pay to his estate or any other recipient designated by him prior to his death, only (i) the unpaid portions of Salary, Additional Compensation, and accrued vacation attributable to all periods prior to and including the date of his death; (ii) reimbursements owing respect of reimbursable expenses incurred by the Employee prior to the date of his death; and (iii) the Stay Bonus pursuant to Section 3(e). In addition, if the Employee's spouse is then living, for the remainder of such spouse's life the Company shall continue to provide medical and dental health coverage for the Employee's spouse and dependent children in accordance with the Company's Medical and Dental Plans made generally available to employees of the Company, without cost to the Employee's spouse. Nothing in this Agreement shall affect the Employee's right to receive death benefit payments under any policy of insurance carried by the Company and payable to the Employee or his designated beneficiary.

     11. No Partnership Nor Joint Venture. Nothing in this Agreement shall be construed as giving the Employee any rights as a partner in, joint venturer with respect to, or owner of, the business of the Company; provided, however, that this Section 11 shall not be construed as a limitation in any respect on the Employee's rights under any other written agreement.

     12.  Miscellaneous.
          -------------

     (a) All notices hereunder shall be given in writing and sent to the party for whom such is intended by hand delivery or United States mail, postage prepaid, addressed to the party for whom intended at the following respective addresses:

          If to the Company:

               United Stationers Inc.
               2200 E. Golf Road
               Des Plaines, IL 60016
               Attn:  President

          with a copy to:

               Altheimer & Gray
               10 S. Wacker Drive
               Suite 4000
               Chicago, IL 60606
               Attn:  Phillip Gordon, Esq.

          If to the Employee:

               1910 S. Ridge Road
               Lake Forest, IL  60045

or to such other persons and/or at such other addresses as may be designated by written notice served in accordance with the provisions hereof. Such notices shall be deemed to have been served, if hand delivered, on the day delivered, and if mailed, on the third day following the date deposited in the mail.
Urgent notices shall be given by Telex or cable to the same addresses and confirmed by mail as provided above. All notices sent by Telex or cable shall be deemed to have been served upon receipt of the Telex or cable, but only if in fact confirmed by mail promptly after dispatch of the Telex or cable.

     (b) This Agreement and all rights and benefits hereunder are personal to the Employee and neither this Agreement nor any right or interest of the Employee herein, or arising hereunder, shall be voluntarily or involuntarily sold, transferred or assigned by the Employee. Any attempt by the Employee to assign, execute, attach, transfer, pledge, hypothecate or otherwise dispose of any such benefits or amounts or any rights or interests contrary to the foregoing provisions, or the levy or attachment or similar process thereupon, shall be null and void and of no effect and shall relieve the Company of all liabilities hereunder. This Agreement and all of the Company's right and obligations hereunder may be assigned and/or delegated, as the case may be, without the Employee's consent, to any entity which merges with the Company or which acquires substantially all of the assets of the Company and which agrees to be bound hereby. The enforceability of the Employee's rights under the Agreement shall not be affected by any assignment or merger.

     (c) This Agreement shall be binding upon and inure to the benefit of the parties and their respective heirs, personal representatives, successors and permitted assigns.

     (d) This Agreement constitutes the entire agreement between the parties hereto and contains all the agreements between such parties with respect to the subject matter hereof. This Agreement supersedes all other agreements, oral or in writing, between the parties hereto with respect to the subject matter hereof.

     (e) No change or modification of this Agreement shall be valid unless the same shall be in writing and signed by the Employee and an authorized representative of the Company other than the Employee. No waiver of any provisions of this Agreement shall be valid unless in writing and signed by the person or party to be charged.

     (f) If any provisions of this Agreement (or portions thereof) shall, for any reason, be invalid or unenforceable, such provisions (or portions thereof) shall be ineffective only to the extent of such invalidity or unenforceability, and the remaining provisions or portions shall nevertheless be valid, enforceable and of full force and effect.

     (g) The Section or paragraph headings or titles herein are for convenience only and shall not be deemed a part of this Agreement.

     (h) This Agreement may be executed in multiple counterparts, each of which shall be deemed to be an original and all of which taken together shall constitute a single instrument.

     (i) The Employee acknowledges that the Company has a significant interest in defending against any assertion by the Internal Revenue Service ("IRS") that any payments made by the Company to the Employee are excess parachute payments pursuant to Section 4999 of the Internal Revenue Code of 1986, as amended, ("Code"). The Company and the Employee both acknowledge that it is in their mutual best interest to vigorously contest any such assertion by the IRS and that the Company is in the best position to effectively contest the same. Thus, in the event of an assessment or threatened assessment by the IRS of any excise tax or interest attributable to the application of Section 4999 of the Code with respect to any payment made by the Company to the Employee, the Employee shall notify the Company in writing promptly after the receipt of any communication from the IRS specifically asserting the issue of such excise tax and shall provide a copy of such communication to the Company. Upon receiving such written notice, the Company shall engage Arthur Andersen and such other counsel, consultants and other experts reasonably acceptable to the Employee to represent both the Company and the Employee in contesting the extent to which payments made by the Company to the Employee constitute excess parachute payments, and the Employee shall reasonably cooperate with the Company in connection therewith. The Company may, but shall not be required to, provide such representation with respect to all or a portion of such payments that Arthur Andersen reasonably believes, by its written opinion from time to time in form and substance reasonably satisfactory to the Company, is more likely than not excess parachute payments or if the Company reasonably and in good faith determines that its costs of contesting the characterization of such payments will exceed the amount of its deduction at stake.

     (j) For purposes of this Agreement, the Employee shall be deemed to be an employee of United Stationers Supply Co. and United Stationers Supply Co. shall make all payments required hereunder to be made to the Employee.

     (k) For purposes of this Agreement, "Change in Control" means a change in control resulting from an acquisition of USI, whether by amalgamation, consolidation, merger or acquisition of stock, pursuant to which any person or firm, or its or their affiliates (as defined in Rule 12b-2 under the Securities Exchange Act of 1934) becomes the owner of more than fifty percent (50%) of the outstanding stock of USI either in value or voting power.

     13. Arbitration. Each of the undersigned hereby agrees that any controversy or claim arising out of or relating to this Agreement, or the breach thereof, will be submitted for arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association, and judgment upon the award rendered by the Arbitrator(s) may be entered in any court having jurisdiction thereof.

     14. The agreement is amended by adding the following new Section 15 as follows:

     "15. Medical Benefits. The Company makes the following covenants to the Employee with respect to the Employee's medical benefits:

          (a) In the event the United Stationers Medical Plan ("Plan") remains in effect and the Employee's employment with the Company terminates, the Employee (and the Employee's covered dependents at the time of such termination of employment) shall be entitled to continue to participate in the Plan until the Employee attains age sixty-five (65), and the Employee's spouse shall be entitled to continue to participate, in her own right, in the Plan until the Employee's spouse attains age sixty-five (65), under the same terms and conditions applicable to persons who are provided coverage as active employees under the Plan; provided, however, that a minimum $1,000,000 Comprehensive Medical Lifetime Maximum Payment shall remain applicable to the Employee (and the

     Employee's covered dependents at the time of the termination of employment).

          (b) If the Employee dies prior to age sixty-five (65) while the Plan remains in effect and if the Employee's spouse is then living, the Employee's spouse (and the Employee's covered dependents at the time of the Employee's death) shall be entitled to continue participation in the Plan until the Employee's spouse attains age sixty-five (65) or dies, under the same terms and conditions applicable to persons who are provided coverage as active employees under the Plan; provided, however, that a minimum $1,000,000 Comprehensive Medical Lifetime Maximum Payment shall remain applicable to such spouse (and the Employee's covered dependents at the time of the Employee's death).

          (c) In the event of the termination of the Plan or discontinuance of coverage under the Plan for any reason, the Employee shall be entitled to and the Company shall pay to the Employee TWO THOUSAND SEVEN HUNDRED DOLLARS ($2,700.00) per month for the period commencing on the date the Plan terminates or Plan coverage ceases and ending on the first to occur of:

                    (i) the later of the date the Employee or the Employee's spouse attains age sixty-five (65);

                   (ii) in the event of the death of the Employee, the date the spouse of the Employee attains age sixty-five (65);

                  (iii) the end of the eighteen (18) month period commencing on the Plan termination date or the date on which the Plan coverage ceases; or

                   (iv) December 31, 1998.

          (d) In the event of the termination of the Plan or the discontinuance of coverage under the Plan for any reason, the Company shall pay claims or reimburse expenses for those medical expenses which are considered deductible under section 213 of the Code or any successor provision, (without regard to any applicable threshold for deductibility) to the Employee, subject to the following terms and conditions:

               (i) the Employee (or any of the Employee's covered dependents at the time the Plan terminates or coverage under the Plan ceases) if covered by a medical plan maintained by the Employee's then current employer or a medical plan maintained by the employer of the spouse of the Employee, has exceeded the lifetime maximum benefit provided in such plan;

               (ii) payment of medical expenses or reimbursement for such claims under this subsection (d) shall not exceed the lesser of the following amounts:

                    (1) a maximum of $300,000 for the Employee and all
               dependents (on an aggregate basis) of the Employee as of the date of Plan termination or the date coverage under the Plan ceases; or

                    (2) an amount which exceeds $700,000 (on an aggregate basis)
               for the group of Employees referred to as "Contract Officers" under the Plan (including all dependents of such Contract Officers as of the date of Plan termination or the date coverage under the Plan ceases); and

                  (iii) reimbursement for such claims under this subsection (d) shall be made for the period commencing on the date the Plan terminates and ending on the first to occur of:

                    (1) the later of the date the Employee or the Employee's
                  spouse attains age sixty-five (65);

                    (2) in the event of the death of the Employee, the date the spouse of the Employee attains age sixty-five (65);

                    (3) the end of the eighteen (18) month period commencing on the Plan termination date or the date on which Plan coverage ceases; or

                    (4)  December 31, 1998.

The coverage provided under this Section 15(d) shall be separate and in addition to the coverage provided under Section 15(c) above."

     15. This Agreement may be executed in multiple counterparts, each of which shall be deemed to be an original and all of which taken together shall constitute a single instrument.

                                      UNITED STATIONERS INC.,
                                      a Delaware corporation


ATTEST:_______________________        By:___________________________
             Secretary                Its:__________________________



                                      UNITED STATIONERS SUPPLY CO.,
                                      an Illinois corporation



ATTEST:_______________________        By:___________________________
             Secretary                Its:__________________________


                                      EMPLOYEE:

                                      ______________________________
                                      Ergin Uskup

                                   EXHIBIT A

                                       TO

                             EMPLOYMENT AGREEMENT

                          (Revised February 13, 1995)


Current Employee Benefit Plans Deemed "Additional Compensation" under Paragraph 3(b)


     United Stationers Supply Co. Pension Plan

     United Stationers Inc. Profit Sharing PluSavings Plan

     United Stationers Inc. 1981 Stock Incentive Award Plan

     United Stationers Inc. 1985 Nonqualified Stock Option Plan
          (cancelled as to future grants)

     United Stationers Management Incentive Plan

     United Stationers Executive Bonus Plan

     United Stationers Supply Co. Deferred Compensation Plan

     United Stationers Inc. Flexible Spending Plan

     United Stationers Supplemental Benefits Plan

                                   EXHIBIT B


The following are the fringe benefits to which the Employee is entitled as of February 13, 1995


1.   HEALTH AND DENTAL

     A.   United Group Medical and Dental Benefit Plans

     B. Medical Reimbursement Plan - provides reimbursement to Officer (but not dependents) for all medical and dental expenses not covered by the above Plans

     C.   Retiree Health Plan

     D. Surviving Spouse - Medical and Dental Benefit Plans coverage will continue for surviving spouse and dependent children, without cost to surviving spouse, in the event of death of the Employee during Term of Employment

     E.   Medical and Dental Benefits for Early Retirees

     F.   Annual physical examination at Company expense.


2.   COMPANY CAR

     Leased Auto or equivalent cash compensation is provided in accordance with current Policy.


3.   LIFE INSURANCE

     A. Group Term Life Insurance - 2 1/2 times base salary. Includes life insurance on spouse ($4,000) and dependent children ($1,000), and additional accidental Death and Dismemberment benefit equal to the amount of Group Term Life.

     B. Travel and Accident Insurance - $300,000 on a 24-hour business and pleasure basis.

     C. Split Dollar Life Insurance. Company pays premium; portion allocable to the Employee benefit is added to the Employee's W-2.

4.   DISABILITY BENEFITS

     After payment of the disability benefits provided in this Agreement, current disability insurance policy may provide additional benefits.


5.   CLUB AND ASSOCIATION DUES

     Airline club dues and professional and industry association dues are reimbursable. Social and country club dues are reimbursable to the extent incurred for business purposes in accordance with Company Policy.


6. FINANCIAL AND TAX CONSULTING - and tax return preparation -provided by Arthur Andersen, LLP at Company expense in accordance with Company Policy.


7. OFFICER INDEMNIFICATION AND INSURANCE - D&O insurance is provided on claims-made basis. Restated Certificate of Incorporation of company provides indemnification of officers.


8.   VACATION - Paid vacations in accordance with Company Policy.


9. OTHER - Any other fringe benefits that may from time to time be made available to employees of the Company generally.

                                   EXHIBIT C



                                     [DATE]



Mr. Ergin Uskup
[STREET ADDRESS]
[CITY, STATE, ZIP CODE]

DEAR _____________________:

This letter sets forth the amount of and the conditions to your Stay Bonus pursuant to your Employment Agreement with United Stationers Inc. and United Stationers Supply Co. as a result of [your termination of employment on ____________________] [your continued employment through ____________________].

1. After you sign and return this Agreement to me, the Company will pay you [a severance benefit] [an amount] equal to _________ payable in an initial installment in the amount of $__________ paid within one month following [the date the Term of Employment expires or terminates] [your severance] with 23 equal monthly installments in the amount of $__________ each paid to you thereafter.

2. In return for the Company's providing the severance payment, you agree as follows:

     A. RELEASE. You WAIVE and RELEASE the Company, its parent and any related or affiliated entities and any predecessor entities to such entities and each of their officers, directors, employees, shareholders, agents, successors and assigns (collectively, "Released Parties") from any claim, liability, cause of action, damage or charge you have or may have against any of them which is related to or arises out of anything occurring before you sign this Agreement, even those which you do not know about, or suspect that you may have. This includes, but is not limited to, anything related to your employment or your separation from employment, and extends to all possible claims, under federal, state or local law, including, without limitation, any claims if any, under the Age Discrimination in Employment Act of 1967, Title VII of the Civil Rights Act of 1964, the Civil Rights Acts of 1966 and of 1991, the Employment Retirement Income Security Act of 1974, the Americans with Disabilities Act of 1990. (Of course, this Waiver and Release does not waive your right to receive the [severance] payment described in Paragraph 1 above, or your right to

Mr. Ergin Uskup
PAGE 2


          receive reimbursement for ordinary business expenses previously incurred or for pending medical or workers compensation claims or any other right you may have against the Company pursuant to your Employment Agreement.)

     B. CONFIDENTIALITY AND NON-COMPETITION. You hereby acknowledge that Sections 6, 7 and 8 of your Employment Agreement dated February 13, 1995 shall remain in full force and effect and survive the expiration of the Term of Employment thereunder.

3. Should you violate any of the provisions of Paragraph 2, in addition to its other remedies, the Company will be released from any obligation to make the payments under Paragraph 1, and you shall repay any such [severance payments] [installments] previously made to you.

4. This Agreement takes the place of any oral or written promises, agreements or understandings between the Company and you about any of the subjects of this Agreement. This Agreement cannot be altered or amended except by written agreements signed by both you and an officer of the Company.

5.   This Agreement shall be governed by Illinois law.

6. You acknowledge that you have had ample opportunity consider all of the terms of this Agreement and to receive independent legal counsel; that you have read and understand the Agreement and its legal effect; that no promise or inducement was made to cause you to make this Agreement other than considerations contained in your Employment Agreement; and that you sign this Agreement of your own free will based on your own decision. You also acknowledge that you have been given 45 days to consider the terms of this Agreement before signing it, and you understand that you my revoke it by providing me with written notice no later than 7 days after you have signed it.

Mr. Ergin Uskup
PAGE 3

     [Insert required information for valid ADEA waiver at time waiver is delivered for Employee's signature.]

Please consider all of the above very carefully, and contact me if you have any questions or comments. If you agree with the terms of this letter, please sign below and return the Agreement to me.


Sincerely,

UNITED STATIONERS SUPPLY CO.

______________________________

Vice President, Human Resources



Agreed to and Signed:

This ______ Day of __________, 199_.


Signature:_________________________